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              SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES               Exhibit 11
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                   Three Months Ended December 31, 1999                Three Months Ended January 1, 1999
                                   ------------------------------------                ----------------------------------

                                       Net                  Per Share                      Net                  Per Share
                                    Earnings      Shares     Amount                     Earnings     Shares      Amount
                                    --------      ------     ------                     --------     ------      ------
Basic earnings per common share:
    Net earnings                     $ 33,372     78,753     $  0.42                     $19,188      75,274      $ 0.25
Diluted earnings per common
share:
    Net earnings                     $ 33,372     81,808        0.41                     $19,188      76,031        0.25
                                       ------     ------       -----                      ------      ------        ----
Effect of dilutive stock options     $      -      3,055     $ (0.01)                    $     -         757      $    -
                                       ======     ======       =====                      ======      ======        ====

                                   Six Months Ended December 31, 1999                   Six Months Ended January 1, 1999
                                   ----------------------------------                   --------------------------------

                                       Net                  Per Share                      Net                  Per Share
                                    Earnings      Shares     Amount                     Earnings     Shares      Amount
                                    --------      ------     ------                     --------     ------      ------
Basic earnings per common share:
    Net earnings                     $ 58,626     78,309     $   0.74                    $34,182      77,245      $ 0.44
Diluted earnings per common
share:
    Net earnings                     $ 58,626     81,237         0.72                    $34,182      78,340        0.44
                                       ------     ------       ------                     ------      ------        ----
Effect of dilutive stock options     $      -      2,928     $  (0.02)                   $     -       1,095      $    -
                                       ======     ======       ======                      =====      ======        ====

The following information pertains to options to purchase shares of common stock which were not included in the computation of Diluted Earnings per Common Share because the option's exercise price was greater than the average market price of the common shares:


                                        December 31, 1999       January 1, 1999
                                        -----------------       ---------------
Number of options outstanding                   61                       4,944

Weighted average exercise price          $  60.451                   $  22.473